Exhibit 99.1

Contacts:

	Media Contact	Investor Contact
	David Grip	Kori Doherty
	AspenTech	ICR
	+1 781-221-5273	+1 617-956-6730
	david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the Fourth Quarter and Full Fiscal Year 2007 and First Quarter Fiscal 2008; Announces Selected Preliminary Financial Results for Third Quarter Fiscal 2008

•	Files Fiscal 2007 10-K and First Quarter Fiscal 2008 10-Q with SEC
•	Completes Previously Announced Restatement of Prior Period Results
•	Announces license bookings of $63 million for the quarter ending March 31, 2008, an increase of 31% on a year-over-year basis

Burlington, Mass. – April 14, 2008 – Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced that it has filed its Annual Report on Form 10-K for the fiscal year ending June 30, 2007, including the previously announced restatement of prior period results.  In addition, the company has filed its Quarterly Report on Form 10-Q for the first quarter of fiscal 2008, ending September 30, 2007.

Brad Miller, Chief Financial Officer of AspenTech, said “We are pleased to bring approximately nine months of comprehensive review of our financial accounts to a close with the filing of our fiscal 2007 10-K and first quarter fiscal 2008 10-Q financial statements.  Our work included a detailed examination and restatement of prior financial statements, as well as a review of all significant accounting policies and processes.  Although it took longer than expected, we believe it was in the long-term interest of our shareholders and will benefit the company as we look to scale the business in the years ahead.  With this significant body of work now behind us, we are highly focused on completing our overall goal of bringing our financial statements current and becoming relisted on a national securities exchange.”

Mark Fusco, Chief Executive Officer of AspenTech, said “While the finance department has been focused on completing our financial statement filings, the company’s customer facing operations have continued to execute at a high level.  Following a record fiscal 2007 performance, the company has generated year-over-year license bookings growth of 25% during the first nine months of fiscal 2008, including 31% year-over-year growth during the third quarter.”  Fusco added, “The company ended the third fiscal quarter with a strong financial position highlighted by $137 million in cash, an increase from $132 million at December 31, 2007 and net of $12 million used during the third quarter to retire our previously existing Key Bank secured borrowing facility.  We continue to be optimistic about the company’s long-term fundamental outlook based on our industry leading domain expertise, unique suite of aspenONE solutions and solid demand in our core markets.”

Fourth Quarter Fiscal 2007 Financial Results

For the fourth quarter ended June 30, 2007, AspenTech reported total revenue of $101.4 million, an increase of 27% from the fourth quarter of the prior fiscal year, and above the company’s original guidance of $85 million to $89 million.  Within total revenue, license revenue was $68.0 million, an increase of 52%, and services revenue was $33.4 million, a decrease of 4%, compared to the fourth quarter of fiscal 2006, respectively.

AspenTech’s income from operations, determined in accordance with generally accepted accounting principles (GAAP), was $24.0 million in the fourth quarter of fiscal 2007, exceeding the mid-point of the company’s original guidance of approximately $16 million and representing an operating margin of 23.7%.  This compares to operating income of $7.7 million in the fourth quarter of fiscal 2006, which represented an operating margin of 9.7%.

GAAP operating expenses in the fourth quarter of fiscal 2007 included $3.1 million of non-cash stock-based compensation, $1.3 million of non-cash amortization of intangibles associated with previous acquisitions, $1.0 million in restructuring charges due to the company’s continued office consolidations, and $0.8 million in incremental auditing and professional fees associated with bringing the company’s financial statements current - the combination of which reduced the company’s operating margin by approximately 6 percentage points.  These items reduced the prior year’s operating margin by approximately 8 percentage points.

Net income was $17.9 million in the fourth quarter of fiscal 2007.  This represented a significant increase compared to net income of $3.9 million in the same period of fiscal 2006.  Preferred stock discounts and dividends totaled $3.9 million in the fourth quarter of fiscal 2006 and zero in the fourth quarter of fiscal 2007, resulting in net income applicable to common shareholders of $17.9 million and $52 thousand in the fourth quarter of fiscal 2007 and 2006, respectively.

Net income per share applicable to common shareholders was $0.19 for the quarter ended June 30, 2007, a significant increase compared to $0.00 in the same period of fiscal 2006.  Fully diluted weighted shares outstanding were 93.3 million in the fourth quarter of fiscal 2007, an increase compared to 58.6 million in the same period of fiscal 2006 due to the conversion of preferred shares to common shares in December 2006 and January 2007.  The above mentioned stock-based compensation, amortization of intangibles associated with previous acquisitions, restructuring charges, and incremental professional services fees had a net, negative impact of $6.2 million in the quarter ended June 30, 2007, or $0.07 per share, and $6.0 million in the quarter ended June 30, 2006, or $0.10 per share.

Fiscal Year 2007 Financial Results

For the fiscal year ended June 30, 2007, AspenTech reported total revenue of $341.0 million, an increase of 16% from fiscal 2006.  Within total revenue, license revenue was $199.8 million, an increase of 30%, and services revenue was $141.3 million, an increase compared to $140.7 million, in fiscal 2006, respectively.

AspenTech’s income from operations, determined in accordance with GAAP, was $55.4 million in fiscal 2007, representing an operating margin of 16.2%.  This compares to operating income of $18.8 million in fiscal 2006, which represented an operating margin of 6.4%.

GAAP operating expenses in fiscal 2007 included $11.1 million of non-cash stock-based compensation, $6.5 million of non-cash amortization of intangibles associated with previous acquisitions, $4.6 million in restructuring charges due to the company’s continued office consolidations, and $0.8 million in incremental auditing and professional fees associated with bringing the company’s financial statements current - the combination of which reduced the company’s operating margin by approximately 7 percentage points.  These items reduced the prior fiscal year’s operating margin by approximately 7 percentage points.

Net income applicable to common shareholders was $38.2 million in fiscal 2007, which was net of $7.3 million in preferred stock discounts and dividends.  This represented a significant increase compared to a loss attributable to common shareholders of $8.9 million in fiscal 2006, which was net of $15.4 million in preferred stock discounts and dividends.

Net income per diluted share applicable to common shareholders was $0.50 for the fiscal year ended June 30, 2007, a significant increase from a loss per share of $0.20 in fiscal 2006.  Weighted shares outstanding were 91.9 million in fiscal 2007, an increase compared to 44.6 million in fiscal 2006 due to the conversion of preferred shares to common shares in December 2006 and January 2007.  The above mentioned stock-based compensation, amortization of intangibles associated with previous acquisitions, restructuring charges and incremental professional services fees had a net, negative impact of $23.0 million in the year ended June 30, 2007 and $20.8 million in fiscal 2006.

AspenTech had cash and cash equivalents of $132.3 million at June 30, 2007, an increase of approximately $31.5 million from $100.8 million at the end of March 31, 2007.

First Quarter Fiscal 2008 Financial Results

For the quarter ended September 30, 2007, AspenTech reported total revenue of $64.8 million, compared to $64.2 million in the first quarter of fiscal 2007.  Within total revenue, license revenue was $31.1 million, an increase of 11%, and services revenue was $33.7 million, a decrease of 6%, compared to the first quarter of fiscal 2007, respectively.

AspenTech’s loss from operations, determined in accordance with GAAP, was $8.4 million in the first quarter of fiscal 2008.  This compares to an operating loss of $17 thousand in the first quarter of fiscal 2007.

GAAP operating expenses in the first quarter of fiscal 2008 included $2.5 million of non-cash stock-based compensation, $7.2 million in restructuring charges due to the previously announced move of the company’s headquarters, and $1.5 million in incremental professional services fees associated with completing the financial restatement.  In the first quarter of fiscal 2007, the company’s GAAP operating expenses included $1.7 million in non-cash stock-based compensation, $1.9 million in amortization in intangibles and $1.4 million in restructuring charges.

Net loss applicable to common shareholders was $9.0 million in the first quarter of fiscal 2008 compared to net loss applicable to common shareholders of $5.3 million in the same period in fiscal 2007.

Net loss per share applicable to common shareholders was $0.10 for the quarter ended September 31, 2007, which was consistent with the first quarter of fiscal 2007.  Weighted shares outstanding were 89.0 million in the first quarter of fiscal 2008, an increase compared to 52.8 million in the first quarter of fiscal 2007 due to the conversion of preferred shares to common shares in December 2006 and January 2007.  The above mentioned stock-based compensation, amortization of intangibles associated with previous acquisitions, restructuring charges, and incremental professional services fees had a net, negative impact of $0.13 per share in the quarter ended September 30, 2007 as compared to a net, negative impact of $0.09 per share in the quarter ended September 30, 2006.

AspenTech had cash and cash equivalents of $129.5 million at September 30, 2007, a decrease of approximately $2.8 million from $132.3 million at the end of June 30, 2007.

Summary of Restatement Effects of Prior Period Financial Results

The company’s Annual Report on Form 10-K for fiscal 2007 included the restatement of its financial statements for fiscal years ended June 30, 2006 and 2005, in addition to the first three quarters of the year ended June 30, 2007.  On June 11, 2007, the company announced that it had identified errors related to the accounting for sales of installment receivables.  In particular, it was determined that certain sales of installments receivable did not meet criteria for true sale accounting on an ongoing basis.

As a result, two new balance sheet accounts were created - Collateralized Receivables and the related Secured Borrowing liability.  The restated consolidated balance sheet as of June 30, 2006 includes the recording of $211.3 million in collateralized receivables, the related recording of $182.4 million in secured borrowings, and the elimination of $19.0 million in retained interest in sold receivables.  As previously stated, the company views this newly reported liability as self funding, with collections of collateralized receivables servicing the liability.  The company does not believe that this accounting conclusion alters its arrangements with its customers, and it has not changed its economic relationship with the financial institutions.

The summary impact to income/loss from operations related to the restatement of installments receivable, in addition to correcting other errors in the company’s previously reported financial statements, was as follows:

•	Income from operations improved from $28.1 million as previously reported to $31.4 million as restated for the nine months ended March 31, 2007;
•	Income from operations in fiscal 2006 was $18.8 million both as previously reported and as restated;
•	Loss from operations in fiscal 2005 improved from a previously reported operating loss of $70.0 million to a restated operating loss of $59.0 million.

On February 11, 2008, the company announced it had identified errors relating to its historical accounting for income taxes for certain international tax obligations, primarily arising from transactions among consolidated subsidiaries or from revaluation of foreign currencies. As a result, the company increased tax provisions for these potential obligations in the applicable period in the amounts of $4.1 million for the nine months ended March 31, 2007, $3.2 million for the year ended June 30, 2006, $6.8 million for the year ended June 30, 2005, and $4.6 million as of June 30, 2004.

The summary impact on net income or loss as a result of the restatement was:

•	Net income for the nine months ended March 31, 2007 as restated was $27.6 million, a decrease from $31.9 million as previously reported;
•	Net income for fiscal 2006 as restated was $6.5 million, a decrease from $12.8 million as previously reported;
•	Net loss for fiscal 2005 as restated was $69.1 million, an improvement from $73.6 million as previously reported.

In addition, in the calculation and disclosure of deferred tax balances, errors were identified for the book or tax accounting treatment for certain items.  These errors resulted in the incorrect disclosure of components of the company’s deferred taxes and the related offsetting valuation allowance within the income tax footnote.  Accordingly, the deferred tax balances included in the income tax footnote and the offsetting valuation allowance has been restated as of June 30, 2006.  As these net deferred tax assets had a full valuation allowance, the adjustments to deferred tax assets had no net impact on the company’s consolidated balance sheet or statements of operations.

Ending cash balances were not affected as a result of the restatement; however, the presentation of the cash flow statement was restated.  The net proceeds from the sale of installments receivable were previously classified in cash flows from operations and have been restated as cash flows from financing activities.  Payments made on secured borrowings are now similarly classified as cash flows from financing activities.  Annual collections relating to installments receivable that were previously transferred to a financing institution are recognized as cash flows from operations.  The company did not previously recognize these collections within its cash flow statement following the transfer of the installments receivable to the financing institution.

Investors can find additional details on all income statement and balance sheet results, on a “previously reported” and “as restated” basis, in the company’s Annual Report on Form 10-K for the year ended June 30, 2007.

About AspenTech

AspenTech is a leading provider of award-winning process optimization software and services. AspenTech’s integrated aspenONE™ solutions enable manufacturers to reduce costs, increase capacity, and optimize operational performance end-to-end throughout the engineering, plant operations, and supply chain management processes. For more information, visit www.aspentech.com.

© 2008 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward Looking Statements

This press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: AspenTech’s plan to improve operational performance may not be implemented effectively; AspenTech has identified material weaknesses in its internal controls with respect to software license revenue recognition and other matters, that, if not remedied effectively, could result in material misstatements; AspenTech may incur substantial damages and expenses as the result of pending and future securities litigation and government investigations, including securities litigation based on the restatements of the company’s financial statements as well as any future action associated with a determination that the company has failed to comply with its existing consent decree with the Federal Trade Commission; AspenTech’s lengthy sales cycle makes it difficult to predict quarterly operating results; fluctuations in AspenTech’s quarterly operating results; AspenTech’s dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; the possibility of new accounting standards or the interpretation of existing accounting standards affecting our financial results; AspenTech’s ability to raise additional capital as required; intense competition; AspenTech’s need to develop and market products successfully; reliance on relationships with strategic partners; challenges associated with international operations; risks associated with AspenTech’s delisting from The Nasdaq Stock Exchange and the trading of AspenTech’s common stock over the counter; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended		Year Ended
	June 30,	June	June	June
	2007	2006	2007	2006
	(Unaudited)		(Audited)
REVENUES:
Software licenses	$67,883	$44,561	$199,761	$153,730
Service and other	33,487	34,996	141,268	140,686
Total revenues	101,370	79,557	341,029	294,416

COST OF REVENUES:
Cost of software licenses	4,159	4,168	14,588	16,805
Cost of service and other	17,862	18,843	72,426	72,690
Amortization of technology related intangible assets	1,340	2,163	6,546	8,559
Total cost of revenues	23,361	25,174	93,560	98,054

Gross profit	78,009	54,383	247,469	196,362

OPERATING COSTS:
Selling and marketing	26,554	23,373	93,387	84,505
Research and development	11,364	10,308	42,703	44,322
General and administrative	14,983	12,579	51,010	44,408
Restructuring charges	1,002	265	4,634	3,993
Loss on sales and disposals of assets	98	166	332	300
Total operating costs	54,001	46,691	192,066	177,528

Income from operations	24,008	7,692	55,403	18,834

Interest income, net	5,802	4,850	21,909	19,978
Interest expense	(4,618)	(4,632)	(18,613)	(19,532)
Other income (expense), net	(3,605)	(1,261)	(734)	(2,874)

Income before income tax provision	21,587	6,649	57,965	16,406

Income tax provision	(3,650)	(2,723)	(12,447)	(9,941)

Net income	17,937	3,926	45,518	6,465

Accretion of preferred stock discount and dividend	—	(3,874)	(7,290)	(15,383)

Income (loss) applicable to common shareholders	$17,937	$52	$38,228	$(8,918)

EARNINGS PER SHARE:
Income (loss) per share applicable to common shareholders - Basic	$0.20	$0.00	$0.54	$(0.20)
Income (loss) per share applicable to common shareholders - Diluted	$0.19	$0.00	$0.50	$(0.20)

Weighted average shares outstanding - Basic	88,472	46,989	70,879	44,627
Weighted average shares outstanding - Diluted	93,299	58,646	91,869	44,627

	Three Months Ended
	September	September
	2007	2006
	(Unaudited)
REVENUES:
Software licenses	$31,119	$28,118
Service and other	33,719	36,047
Total revenues	64,838	64,165

COST OF REVENUES:
Cost of software licenses	3,376	3,149
Cost of service and other	16,339	17,481
Amortization of technology related intangible assets	—	1,902
Total cost of revenues	19,715	22,532

Gross profit	45,123	41,633

OPERATING COSTS:
Selling and marketing	22,291	21,210
Research and development	11,677	8,490
General and administrative	12,288	10,519
Restructuring charges	7,226	1,446
Loss on sales and disposals of assets	20	(15)
Total operating costs	53,502	41,650

Income from operations	(8,379)	(17)

Interest income, net	6,198	5,120
Interest expense	(4,394)	(4,588)
Other income (expense), net	163	(67)

Income before income tax provision	(6,412)	448

Income tax provision	(2,591)	(2,046)

Net income	(9,003)	(1,598)

Accretion of preferred stock discount and dividend	—	(3,736)

Income (loss) applicable to common shareholders	$(9,003)	$(5,334)

EARNINGS PER SHARE:
Loss per share applicable to common shareholders - Basic and Diluted	$(0.10)	$(0.10)

Weighted average shares outstanding - Basic and Diluted	88,995	52,801

Supplemental information -

Stock-based compensation costs included in the Statements of Operations

	Three Months Ended		Three Months Ended		Year Ended
	September	September	June 30,	June	June	June
	2007	2006	2007	2006	2007	2006
	(Unaudited)		(Unaudited)		(Audited)

Cost of service and other	$323	$310	$408	$945	$1,522	$1,442
Selling and marketing	734	621	859	1,072	3,424	2,534
Research and development	444	199	609	667	1,915	1,239
General and administrative	1,001	611	1,207	829	4,201	3,015

Total stock-based compensation	$2,502	$1,741	$3,083	$3,513	$11,062	$8,230

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	June 30,	June 30,
	2007	2007	2006
	(Unaudited)	(Audited)	(Audited)
			(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$129,468	$132,267	$86,272
Accounts receivable, net	46,093	47,200	48,332
Unbilled services	7,617	10,641	8,714
Current portion of long-term installments receivable, net	13,326	14,214	14,516
Current portion of collateralized receivables, net	86,422	104,473	92,893
Prepaid expenses and other current assets	8,944	10,163	8,829

Total current assets	291,870	318,958	259,556

Non-current installments receivable, net	37,476	28,613	32,894
Non-current collateralized receivables, net	136,711	140,603	118,369
Property and leasehold improvements, net	8,859	6,535	8,674
Computer software development costs, net	9,192	11,104	15,456
Intangible assets, net	20,711	19,697	24,911
Deferred tax assets	—	—	2,589
Other assets	3,124	3,387	3,502

Total assets	$507,943	$528,897	$465,951

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$133	$193	$247
Current portion of secured borrowing	78,413	101,826	91,646
Accounts payable and accrued expenses	95,522	101,575	99,691
Deferred revenue	63,478	62,345	57,532
Total current liabilities	237,546	265,939	249,116

Long-term debt, less current maturities	—	—	149
Long-term secured borrowing	105,018	104,324	90,758
Deferred revenue, less current portion	4,396	4,761	2,609
Other liabilities	31,097	16,667	20,446

Redeemable preferred stock	—	—	125,475

Total stockholders’ equity (deficit)	129,886	137,206	(22,602)

Total liabilities and stockholders’ equity (deficit)	$507,943	$528,897	$465,951